                                                                      EXHIBIT 99

                                                                January 22, 2001
                                                           FOR IMMEDIATE RELEASE
                                        Contact: Charles R. Brown (205) 298-3191

              VULCAN ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Birmingham, Alabama, January 22, 2001 - Vulcan Materials Company (NYSE:VMC) today announced record fourth quarter sales of $630.4 million, a 4 percent increase over the 1999 fourth quarter record of $605.6 million. Pretax earnings totaled $61.7 million, and net earnings were $48.3 million, or $0.47 per share (diluted). Comparable 1999 results were $92.5 million, $64.8 million and $0.64 per share, respectively.

For the year, sales of $2,491.7 million were up 6 percent from the 1999 total of $2,355.8 million, representing the eighth consecutive record year for sales. Pretax earnings of $333.7 million were down 5 percent from the $351.6 million earned in 1999. Net earnings of $233.6 million and $2.29 per share were 3 percent below the comparable 1999 results of $239.7 million and $2.35 per share. For the sixth consecutive year, net cash provided by operations was at a record level. At $418.2 million, net cash provided by operations was 4 percent higher than the $403.0 million generated in 1999.

All results are preliminary and, as yet, unaudited.

Commenting on results for the fourth quarter, Donald M. James, Chairman and Chief Executive Officer of Vulcan, stated, "Construction Materials achieved record sales and slightly higher earnings than last year's record results. These results were realized even as severe winter weather in November and December curtailed demand for aggregates and limited production across most of our Midwestern and Southeastern markets. Furthermore, operating costs continued to be burdened with higher fuel costs, penalizing earnings by over $5 million. Sales of $473.9 million were 3 percent above 1999's level while earnings of $87.0 million were slightly higher than last year's $86.4 million. Aggregates shipments increased nearly 1 percent, and prices were up over 4 percent. Excluding recent acquisitions and greenfields, aggregates shipments were 6 percent below 1999's fourth quarter.

"As anticipated in our December 19, 2000 press release, Chemicals earnings suffered due to sharply higher natural gas prices, provisions referable to Performance Chemicals' reorganization and the effect of required accelerated equipment overhauls. This resulted in a loss of $11.0 million for the quarter as compared to the prior year's quarterly earnings of $14.4 million, in spite of significant improvement in caustic soda prices. Sales of $156.5 million were up 8 percent from last year due to the new Chloralkali joint venture."

With respect to full year results for 2000, Mr. James stated, "I am extremely pleased to report another year of significant accomplishments. Our sales and operating cash flows set new records. Pricing and operating improvements in our businesses allowed us to substantially offset a $0.35 per share negative impact from higher costs referable to energy and hydrocarbon based raw materials and a $0.07 per share negative effect from provisions referable to Performance Chemicals' reorganization.

"Construction Materials reported record sales for the eighth consecutive year. Sales for the year of $1,886.0 million were up 4 percent from 1999's $1,810.5 million. Aggregates shipments of 222.3 million tons represented the ninth consecutive record, increasing 1 percent over the 1999 level, while pricing for aggregates improved 4 percent. Earnings for the year of $375.7 million represented the seventh consecutive record, exceeding 1999's record of $370.0 million by 2 percent despite a more than $25 million negative impact from higher fuel and liquid asphalt costs. All of these results include recent acquisitions and greenfields, most notably the October 2000 Tarmac acquisition. Excluding these acquisitions and greenfields, sales increased 3 percent while aggregates shipments decreased 1 percent. Weaker private construction activity in some markets, delays in TEA-21 project implementation and the early onset of winter weather in the fourth quarter were the primary causes of the decline in volume.

"The Chemicals segment posted 2000 sales of $605.8 million, up 11 percent from the 1999 level of $545.2 million. This growth in sales came primarily from the new Chloralkali joint venture, which began operating in the second half of the year. Segment earnings were $1.4 million as compared to 1999's $25.8 million. Chloralkali realized improved pricing and higher volumes for key products but this was offset by a more than $30 million increase in costs for natural gas and hydrocarbon-based raw materials and over $10 million for provisions referable to Performance Chemicals' reorganization.

"During 2000, we made notable progress in the execution of our growth strategies for both segments. Within Construction Materials, CalMat delivered $0.08 per share accretion in earnings despite $0.06 per share negative impact of higher costs for fuel and liquid asphalt. In 2000 we acquired several additional aggregates facilities, most notably those associated with Tarmac, which will increase our annual aggregates shipments by approximately 18 million tons. We are confident that we will be able to continue to realize operating improvements from CalMat, Tarmac and our other recent acquisitions. Our new Chloralkali joint venture facilities were completed and brought on-line. This investment leverages our existing facilities and support structure and should provide relatively stable earnings contributions of approximately $15 million annually."

Turning to the outlook for 2001, Mr. James stated, "Consistent with our December 19, 2000 press release, we expect to achieve earnings per share in the range of $2.85 to $3.00. This outlook is premised on the economy experiencing a 'soft landing'. We expect Construction Materials to generate its eighth consecutive year of record earnings, in the range of $425 to $450 million and Chemicals to achieve earnings in the range of $70 to $80 million.

"Since our earlier guidance, many economists have expressed the view that the U.S. economy weakened significantly in the fourth quarter of 2000 and that this weakness may continue into the first half of 2001. As a result, Construction Materials may face difficult earnings comparisons to last year's relatively strong first half results. For the full year, we expect strengthening demand from the highway sector to more than offset a decline in demand from housing. Growth in aggregates volume, including acquisitions completed in 2000, could approximate 8 percent. Pricing for aggregates is projected to increase 3 to 4 percent, and we continue to expect additional operational improvements from our existing and newly acquired operations. Barring an economic recession, Construction Materials should attain earnings in the previously indicated $425 to $450 million range.

"With respect to Chemicals, the outlook for caustic soda pricing has continued to strengthen since our prior press release, but has been somewhat offset by weaker pricing for chlorine. Natural gas prices remain at a relatively high level, but expectations are that prices will moderate later in the year. Based on these assumptions, Chemicals should attain $70 to $80 million in earnings with increasingly more favorable quarterly earnings comparisons as the year progresses.

"With respect to quarterly earnings for 2001, first quarter earnings comparisons will be impacted by higher gas prices, as well as higher interest, amortization and depreciation charges associated with Tarmac. Economic weakness and the normal sensitivity of our Construction Materials business to weather early in the year may also impact the comparison. As a result, we expect that first quarter earnings could be as low as $0.10 per share. Thereafter, we expect to report increasingly favorable quarterly earnings comparisons to 2000, resulting in earnings per share in the aforementioned range of $2.85 to $3.00 in 2001."

Full year 2000 selling, administrative and general expenses increased due mainly to provisions referable to Performance Chemicals' reorganization and charitable contributions. Other operating costs increased $3.5 million for the year due primarily to higher amortization of goodwill referable to acquisitions.

The Company's 2000 effective tax rate was 30.0 percent, down from the 1999 rate of 31.8 percent. The decrease reflects principally an adjustment to prior year accruals, as well as an increased favorable effect of statutory depletion due to relatively higher Construction Materials earnings.

A broadcast of the quarterly earnings conference call scheduled for 10:00 CST on January 23, 2001 will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com.

Vulcan Materials Company, an S&P 500 company, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a leading chemicals manufacturer, supplying chloralkali and other industrial chemicals.

Certain matters discussed in this release contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These include general business conditions, competitive factors, pricing, weather, oil and energy costs, cost of hydrocarbon-based raw materials and other risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10K for the year.

                                 (Tables Follow)

                                                                         Table A

VULCAN MATERIALS COMPANY
AND SUBSIDIARY COMPANIES

                                                                          (THOUSANDS OF DOLLARS)
                                                              THREE MONTHS ENDED               TWELVE MONTHS ENDED
CONSOLIDATED STATEMENTS OF EARNINGS                              DECEMBER 31                       DECEMBER 31
                                                           ------------------------        ----------------------------
(CONDENSED AND UNAUDITED)                                    2000            1999             2000              1999
-----------------------------------------------------------------------------------------------------------------------

Net sales                                                  $630,398        $605,590        $2,491,744        $2,355,778
Cost of goods sold                                          500,836         454,705         1,908,057         1,769,327
                                                           --------        --------        ----------        ----------
Gross profit on sales                                       129,562         150,885           583,687           586,451
Selling, administrative and
    general expenses                                         54,261          50,864           216,978           205,643
Other operating costs                                         7,561           7,840            26,220            22,714
Minority interest in (earnings) losses                        1,510              16             7,843               (54)
Other income, net                                             6,710           8,588            28,815            37,767
                                                           --------        --------        ----------        ----------
Earnings before interest
    and income taxes                                         75,960         100,785           377,147           395,807
Interest income                                               1,095           1,326             4,678             4,330
Interest expense                                             15,376           9,626            48,087            48,576
                                                           --------        --------        ----------        ----------
Earnings before income taxes                                 61,679          92,485           333,738           351,561
Provision for income taxes                                   13,400          27,668           100,187           111,868
                                                           --------        --------        ----------        ----------
Net earnings                                               $ 48,279        $ 64,817        $  233,551        $  239,693
=======================================================================================================================

Basic net earnings per share                               $   0.48        $   0.64        $     2.31        $     2.38
Diluted net earnings per share                             $   0.47        $   0.64        $     2.29        $     2.35
=======================================================================================================================

Average common shares outstanding
     (thousands)                                            101,272         100,799           101,037           100,895
Average common shares outstanding,
    assuming dilution (thousands)                           102,081         101,904           102,012           102,190
Cash dividends per share
    of common stock                                        $  0.210        $  0.195        $    0.840        $    0.780
Depreciation, depletion and
    amortization deducted above                            $ 67,108        $ 54,645        $  232,365        $  207,108

Effective tax rate                                             21.7%           29.9%             30.0%             31.8%
=======================================================================================================================

See accompanying Notes to Financial Statements

                                                                         Table B

VULCAN MATERIALS COMPANY
AND SUBSIDIARY COMPANIES


                                                         (THOUSANDS OF DOLLARS)
                                          THREE MONTHS ENDED                TWELVE MONTHS ENDED         VARIANCE
                                              DECEMBER 31                       DECEMBER 31            FAV/(UNFAV)
OPERATING RESULTS BY REPORTABLE        -------------------------       ---------------------------     2000 YTD VS
SEGMENT (UNAUDITED)                      2000             1999            2000             1999          1999 YTD
------------------------------------------------------------------------------------------------------------------
NET SALES
Construction Materials                 $473,870         $461,023       $1,885,987       $1,810,544       $ 75,443
Chemicals                               156,528          144,567          605,757          545,234         60,523
                                       --------         --------       ----------       ----------       --------
     Total                             $630,398         $605,590       $2,491,744       $2,355,778       $135,966
                                       ========         ========       ==========       ==========       ========

EARNINGS BEFORE INTEREST
     AND INCOME TAXES
Construction Materials                 $ 86,968         $ 86,367       $  375,734       $  369,996       $  5,738
Chemicals                               (11,008)          14,418            1,413           25,811        (24,398)
                                       --------         --------       ----------       ----------       --------
     Segment* earnings                 $ 75,960         $100,785       $  377,147       $  395,807       $(18,660)
                                       ========         ========       ==========       ==========       ========

EARNINGS BEFORE INTEREST,
     INCOME TAXES, DEPRECIATION
     AND AMORTIZATION (EBITDA)**
Construction Materials                 $134,977         $129,358       $  553,331       $  530,682       $ 22,649
Chemicals                                 8,091           26,072           56,181           72,233        (16,052)
                                       --------         --------       ----------       ----------       --------
     Segment* EBITDA**                 $143,068         $155,430       $  609,512       $  602,915       $  6,597
                                       ========         ========       ==========       ==========       ========

* After allocation of corporate expenses and income, other than interest, and after assignment of equity income to the segments with which it is related in terms of products and services. Allocations are based on average capital employed and customer sales.

** EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as an alternative to net income as a measure of a company's operating results or to operating cash flow as a measure of liquidity.

See accompanying Notes to Financial Statements

                                                                         Table C

VULCAN MATERIALS COMPANY
AND SUBSIDIARY COMPANIES


                                                                               (THOUSANDS OF DOLLARS)
CONSOLIDATED BALANCE SHEETS                                               DECEMBER 31           DECEMBER 31
 (CONDENSED AND UNAUDITED)                                                    2000                  1999
-----------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                  $   55,276            $   52,834
Accounts and notes receivable:
     Accounts and notes receivable, gross                                     390,849               339,413
     Less: Allowance for doubtful accounts                                     (8,982)               (9,722)
                                                                           ----------            ----------
         Accounts and notes receivable, net                                   381,867               329,691
Inventories:
     Finished products                                                        155,258               131,032
     Raw materials                                                             15,578                13,735
     Products in process                                                        1,020                   933
     Operating supplies and other                                              27,188                33,034
                                                                           ----------            ----------
         Inventories                                                          199,044               178,734
Deferred income taxes                                                          36,815                52,931
Prepaid expenses                                                               13,660                10,534
                                                                           ----------            ----------
         Total current assets                                                 686,662               624,724
Investments and long-term receivables                                          72,558                77,064
Property, plant and equipment:
     Property, plant and equipment, cost                                    3,496,204             3,149,897
     Less: Reserve for depr., depl., & amort                               (1,647,570)           (1,510,182)
                                                                           ----------            ----------
         Property, plant and equipment, net                                 1,848,634             1,639,715
Goodwill                                                                      562,044               454,783
Deferred charges and other assets                                              50,834                43,207
                                                                           ----------            ----------
         Total                                                             $3,220,732            $2,839,493
                                                                           ==========            ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt                                       $    6,756            $    6,175
Notes payable                                                                 270,331               101,695
Trade payables and accruals                                                   159,817               136,056
Other current liabilities                                                     113,827               142,716
                                                                           ----------            ----------
         Total current liabilities                                            550,731               386,642
Long-term debt                                                                685,361               698,862
Deferred income taxes                                                         268,797               250,833
Minority interest                                                             103,626                67,979
Other noncurrent liabilities                                                  127,063               111,524
Shareholders' equity                                                        1,485,154             1,323,653
                                                                           ----------            ----------
         Total                                                             $3,220,732            $2,839,493
===========================================================================================================

Current ratio                                                                     1.2                   1.6
===========================================================================================================

See accompanying Notes to Financial Statements

                                                                         Table D

VULCAN MATERIALS COMPANY
AND SUBSIDIARY COMPANIES


                                                                                 (THOUSANDS OF DOLLARS)
                                                                                  TWELVE MONTHS ENDED
                                                                                      DECEMBER 31
CONSOLIDATED STATEMENTS OF CASH FLOWS                                      --------------------------------
 (CONDENSED AND UNAUDITED)                                                     2000                  1999

OPERATING ACTIVITIES
Net earnings                                                               $  233,551            $  239,693
Adjustments to reconcile net earnings to
     net cash provided by operating activities:
        Depreciation, depletion and amortization                              232,365               207,108
        Increase in assets before
           effects of business acquisitions                                   (47,764)              (34,468)
        Increase (decrease) in liabilities before
           effects of business acquisitions                                     9,113                (6,610)
        Other, net                                                             (9,108)               (2,754)
                                                                           ----------            ----------
           Net cash provided by operating activities                          418,157               402,969
                                                                           ----------            ----------

INVESTING ACTIVITIES
Purchases of property, plant and equipment                                   (340,409)             (314,650)
Payment for business acquisitions, net of acquired cash                      (265,081)             (780,440)
Proceeds from sale of property, plant and equipment                            62,349               103,067
Withdrawal of earnings from nonconsolidated companies                          13,227                16,134
                                                                           ----------            ----------
        Net cash used for investing activities                               (529,914)             (975,889)
                                                                           ----------            ----------

FINANCING ACTIVITIES
Net borrowings - commercial paper and bank lines of credit                    168,635                91,342
Payment of short-term debt                                                     (6,075)              (96,276)
Payment of long-term debt                                                      (8,000)               (1,180)
Proceeds from issuance of long-term debt                                           --               496,875
Purchases of common stock                                                          --               (12,508)
Dividends paid                                                                (84,765)              (78,730)
Contributions from minority interest of consolidated subsidiary                35,648                36,064
Other, net                                                                      8,756                 9,607
                                                                           ----------            ----------
        Net cash provided by financing activities                             114,199               445,194
                                                                           ----------            ----------

Net increase (decrease) in cash and cash equivalents                            2,442              (127,726)
Cash and cash equivalents at beginning of year                                 52,834               180,560
                                                                           ----------            ----------
Cash and cash equivalents at end of year                                   $   55,276            $   52,834
===========================================================================================================

See accompanying Notes to Financial Statements

                                                                         Table E
NOTES TO FINANCIAL STATEMENTS

1.       SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental information referable to the Consolidated Statements of Cash Flows for the twelve months ended December 31 is summarized below (amounts in thousands):


                                                                                        2000        1999
---------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
     Interest, net of amount capitalized                                              $49,253    $ 39,079
     Income taxes                                                                      70,615      85,756

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
ACTIVITIES
Liabilities and long-term debt assumed in business acquisitions
Fair value of stock issued in business acquisitions                                    16,742     480,087
Debt issued in purchase of assets, net of assumed liabilities                           1,300      10,580
                                                                                        3,421       8,645